KURV ETF TRUST 485BPOS

Exhibit 99(d)(3)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (this “Amendment”) is made and entered into as of March 10, 2025, pursuant to Section 11(b) of that certain Investment Advisory Agreement (the “Agreement”), dated June 14, 2024, between Kurv ETF Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and Kurv Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”).

RECITALS:

WHEREAS, the parties wish to amend the Agreement to move to a unitary fee structure, effective March 31, 2025.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Effective March 31, 2025, Section 6 of the Agreement hereby is deleted in its entirety and replaced with the following:

6.           EXPENSES OF THE FUNDS

(a)          Expenses to be Paid by Adviser. The Adviser shall pay all operating expenses of the Fund, including the compensation and expenses of any employees of the Fund and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares, excluding expenses which the Fund is authorized to pay pursuant to Rule 12b-1 under Investment Company Act of 1940, as amended (the “Act”); and all other operating expenses not specifically assumed by the Fund.

In the event that the Adviser pays or assumes any expenses of the Trust not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Adviser of any obligation to the Funds under any separate agreement or arrangement between the parties.

(b)          Expenses to be Paid by the Fund. Each Fund shall pay all brokerage fees and commissions, indirect costs of investing in other investment companies, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto. The Fund will also pay expenses that it is authorized to pay pursuant to Rule 12b-1 under the Act.

The Adviser may obtain reimbursement from the Fund, at such time or times as it may determine in its sole discretion, for any of the expenses advanced by the Adviser, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of the Adviser’s compensation pursuant to this Agreement.

2.           Schedule A of the Agreement hereby is deleted in its entirety and replaced with the Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by its officer thereunto duly authorized as of the date and year first above written.

KURV ETF TRUST

By:	/s/Howard Chan
Name: Howard Chan
Title: President, Principal Executive Officer, and Trustee

KURV INVESTMENT MANAGEMENT LLC

By:	/s/Howard Chan
Name: Howard Chan
Title: President

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

DATED JUNE 14, 2024,

BETWEEN KURV ETF TRUST AND KURV INVESTMENT MANAGEMENT LLC

(THE “AGREEMENT”)

Fund	Advisory Fee Rate	Effective Date

Kurv Technology Titans Select ETF	0.99% of the Fund’s average daily net assets	June 28, 2024

The parties hereto agree to the terms of this Appendix A to the Agreement effective as of March 31, 2025.

KURV ETF TRUST

By:	/s/Howard Chan
Name: Howard Chan
Title: President, Principal Executive Officer, and Trustee

KURV INVESTMENT MANAGEMENT LLC

By:	/s/Howard Chan
Name: Howard Chan
Title: President